Exhibit 5.1

Ropes & Gray LLP

March 31, 2006

MSC-Medical Services Company

11764-1 Marco Beach Drive

Jacksonville, FL 32224

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to MSC-Medical Services Company, a Florida corporation (the “Issuer”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Issuer and MCP-MSC Acquisition, Inc., a Delaware corporation (the “Guarantor”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement includes a prospectus (the “Prospectus”) which provides for the issuance by the Issuer in an exchange offer (the “Exchange Offer”) of $150,000,000 aggregate principal amount of Senior Secured Floating Rate Notes due 2011 (the “Exchange Notes”). The Exchange Notes will be offered by the Issuer in exchange for a like principal amount of the Issuer’s outstanding Senior Secured Floating Rate due 2011 (the “Original Notes”). The Exchange Notes are to be issued pursuant to an Indenture, dated as of June 21, 2005 (as amended, supplemented or modified through the date hereof, the “Indenture”), among the Issuer, the Guarantor and U.S. Bank National Association, as trustee (the “Trustee”). Payment of the Exchange Notes will be guaranteed by the Guarantor pursuant to Article 10 of the Indenture (the “Exchange Guarantees”).

In connection with this opinion, we have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of documents and records and have made investigation of fact and examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting our investigation, we have relied, without independent verification, on the accuracy of certificates of public officials, officers and representatives of the Issuer, the Guarantor and other appropriate persons.

In rendering the opinions set forth below, we have assumed that the Indenture is the valid and binding obligation of the Trustee.

This opinion is furnished in accordance with the requirements of Item 601(b) (5) of Regulation S-K under the Securities Act.

The opinions expressed herein are limited to matters governed by the laws of the State of New York, the corporate laws of the State of Delaware and the federal laws of the United States

MSC-Medical Services Company	March 31, 2006

of America. Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the laws of the State of Florida, we have relied, without independent investigation, the opinion of Akerman Senterfitt PA, dated the date hereof.

Based upon the foregoing and subject to the qualifications set forth below, we are of the opinion that:

1. When the Exchange Notes have been duly executed, authenticated and issued in accordance with the provisions of the Indenture and have been delivered against receipt of the Original Notes surrendered in exchange therefor upon completion of the Exchange Offer, the Exchange Notes will constitute valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms.

2. The Guarantor has been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware.

3. The execution and delivery of, and the performance by the Guarantor of its obligations under, the Exchange Guarantees, have been duly authorized by all necessary corporate action on the part of the Guarantor.

4. When the Exchange Notes have been duly executed, authenticated and issued in accordance with the provisions of the Indenture and have been delivered against receipt of the Original Notes surrendered in exchange therefor upon completion of the Exchange Offer, the Exchange Guarantees will constitute valid and binding obligations of the Guarantor, enforceable against the Guarantor in accordance with their terms.

Our opinions set forth above are subject to (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and secured parties, and (ii) general principles of equity.

MSC-Medical Services Company	March 31, 2006

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name under the caption “Legal Matters” in the Prospectus. By giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Ropes & Gray LLP